Exhibit 10.1
EMPLOYMENT AGREEMENT
          EMPLOYMENT AGREEMENT (this “Agreement”), dated as of August 21, 2006, by and between ASSOCIATED MATERIALS INCORPORATED, a Delaware corporation (the “Company”), and a wholly owned indirect subsidiary of AMH Holdings II, Inc., a Delaware corporation (“AMH”), and THOMAS CHIEFFE, an individual residing in the State of Ohio (the “Executive”).
WITNESSETH:
          WHEREAS, the Company desires to retain the services and employment of the Executive on behalf of the Company and the Executive desires to enter into such employment with the Company, upon the terms and conditions hereinafter set forth.
          NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, each intending to be legally bound hereby, agree as follows:
     1. Employment. On the terms and subject to the conditions set forth herein, the Company hereby employs the Executive as the President and Chief Executive Officer of the Company, and the Executive accepts such employment, for the Employment Term (as defined in Section 3). During the Employment Term, the Executive shall serve as the President and Chief Executive Officer of the Company and shall report solely to the Board of Directors of the Company (the “Board”), performing such duties as shall be reasonably required of a president and chief executive officer, and shall have such other powers and perform such other duties as may from time to time be assigned to him by the Board. Promptly following the commencement of the Employment Term, the Company shall take all action necessary to appoint the Executive as a director of the Company, and, thereafter, for so long as the Executive remains the President and Chief Executive Officer of the Company, the Company shall use reasonable efforts to cause the Executive to be a director of the Company, and the Executive agrees to serve as such a director. To the extent requested by the Board, the Executive shall also serve on any committees of the Board and/or as a director, officer or employee of AMH or any other person or entity which, from time to time, is a direct or indirect subsidiary of AMH (AMH and each such subsidiary, person or entity, other than the Company, are hereinafter referred to collectively as the “Affiliates,” and individually as an “Affiliate”). The Executive’s service as a director of the Company or as a director, officer or employee of any Affiliate shall be without additional compensation.
     2. Performance. The Executive will serve the Company faithfully and to the best of his ability and will devote his full business time, energy, experience and talents to the business of the Company and the Affiliates; provided, however, that it shall not be a violation of this Agreement for the Executive to manage his personal investments and business affairs, or to engage in or serve such civic, community, charitable, educational, or religious organizations as he may reasonably select so long as such service does not interfere with the Executive’s performance of his duties hereunder. The Company and the Executive understand and agree that the Executive is obliged under the terms of a consulting agreement between the Executive and another company to devote, and that the Executive may so devote, from time to time prior to October 5, 2007, a portion of his business time and attention to such other company and its affiliates pursuant to such consulting agreement, but only to the extent the Executive’s business time and attention to such other company and its affiliates does not interfere with the performance of his duties hereunder.
     3. Employment Term. Subject to earlier termination pursuant to Section 6, the Executive’s term of employment hereunder shall begin on October 2, 2006 (hereinafter referred to as the “Commencement Date”) and continue through the date which is two (2) years following the Commencement Date; provided, however, that beginning on the second anniversary of the Commencement Date, and on each subsequent anniversary of the Commencement Date, such term shall be automatically extended by an additional one (1) year beyond the end of the then-current term, unless, at least thirty (30) days before such second anniversary of the Commencement Date, or thirty (30) days before any such subsequent anniversary of the Commencement Date, the Company gives written notice to the Executive that the Company does not desire to extend the term of this Agreement, in which case, the term of employment hereunder shall terminate as of the third anniversary of the Commencement Date or the end of the then-current term, as applicable (the term of employment hereunder, including any extensions, in accordance with this Section 3, shall be referred to herein as the “Employment Term”).
     4. Compensation and Benefits.
          (a) Salary. As compensation for his services hereunder and in consideration of the Executive’s other agreements hereunder, during the Employment Term, the Company shall pay the Executive a base salary, payable in equal installments in accordance with the Company’s payroll procedures, at an annual rate of Five Hundred Thousand Dollars ($500,000), subject to annual review by the Board.
          (b) Annual Incentive Bonus and Equity Based Arrangements.
          (1) Commencing with calendar year 2006, the Executive shall be entitled to participate in an annual incentive bonus arrangement established by the Company on terms and conditions substantially as set forth in Exhibit A hereto.
          (2) The Executive shall also be entitled to participate in the equity-based compensation arrangement substantially as set forth in Exhibit B hereto.
          (3) The Executive shall not be entitled to participate in any bonus plan, program or arrangement of the Company or an Affiliate, other than as specifically provided in this Section 4(b).
          (c) Retirement, Medical, Dental and Other Benefits. During the Employment Term, the Executive shall, in accordance with the terms and conditions of the applicable plan documents and all applicable laws, be eligible to participate in the various retirement, medical, dental and other employee benefit plans made available by the Company, from time to time, for its executives.
          (d) Vacation; Sick Leave. During the Employment Term, the Executive shall be entitled to not less than four (4) weeks of vacation during each calendar year and sick leave in accordance with the Company’s policies and practices with respect to its executives.
          (e) Business Expenses. The Company shall reimburse or advance payment to the Executive for all reasonable expenses actually incurred by him in connection with the performance of his duties hereunder in accordance with policies established by the Company from time to time and subject to receipt by the Company of appropriate documentation.
     5. Covenants of the Executive. The Executive acknowledges that in the course of his employment with the Company he has and will become familiar with the Company’s and the Affiliates’ trade secrets and with other confidential information concerning the Company and the Affiliates, and that his services are of special, unique and extraordinary value to the Company and the Affiliates. Therefore, the Company and the Executive mutually agree that it is in the interest of both parties for the Executive to enter into the restrictive covenants set forth in this Section 5 and that such restrictions and covenants are reasonable given the nature of the Executive’s duties and the nature of the Company’s business.
          (a) Noncompetition. During the Employment Term and for the Restricted Period (as hereinafter defined) following termination of the Employment Term, the Executive shall not, within any jurisdiction or marketing area in which the Company or any Affiliate is doing or is qualified to do business, directly or indirectly, own, manage, operate, control, be employed by or participate in the ownership, management, operation or control of, or be connected in any manner with, any Business (as hereinafter defined), provided that the Executive’s ownership of securities of two percent (2%) or less of any class of securities of a public company shall not, by itself, be considered to be competition with the Company or any Affiliate. For purposes of this Agreement, “Business” shall mean the manufacturing, production, distribution or sale of exterior residential building products, including, without limitation, vinyl siding, windows, fencing, decking, railings and garage doors, or any other business of a type and character engaged in by the Company or an Affiliate during the Employment Term. For purposes of this Agreement, the “Restricted Period” shall be the longer of (i) the Employment Term otherwise remaining upon termination of the Executive’s employment with the Company under any circumstances, and (ii) twelve (12) months.
          (b) Nonsolicitation. During the Employment Term and for the Restricted Period following termination of the Employment Term, the Executive shall not, directly or indirectly, (i) employ, solicit for employment or otherwise contract for the services of any individual who is or was an employee of the Company or any Affiliate; (ii) otherwise induce or attempt to induce any employee of the Company or an Affiliate to leave the employ of the Company or such Affiliate, or in any way interfere with the relationship between the Company or any Affiliate and any employee respectively thereof; or (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or any Affiliate to cease doing business with the Company or such Affiliate, or interfere in any way with the relationship between any such customer, supplier, licensee or business relation and the Company or any Affiliate.

           (c) Nondisclosure; Inventions. For the Employment Term and thereafter, (i) the Executive shall not divulge, transmit or otherwise disclose (except as legally compelled by court order, and then only to the extent required, after prompt notice to the Board of any such order), directly or indirectly, other than in the regular and proper course of business of the Company and the Affiliates, any customer lists, trade secrets or other confidential knowledge or information with respect to the operations or finances of the Company or any Affiliates or with respect to confidential or secret processes, services, techniques, customers or plans with respect to the Company or the Affiliates (all of the foregoing collectively hereinafter referred to as, “Confidential Information”), and (ii) the Executive will not use, directly or indirectly, any Confidential Information for the benefit of anyone other than the Company and the Affiliates; provided, however, that the Executive has no obligation, express or implied, to refrain from using or disclosing to others any such knowledge or information which is or hereafter shall become available to the general public other than through disclosure by the Executive. All Confidential Information, new processes, techniques, know-how, methods, inventions, plans, products, patents and devices developed, made or invented by the Executive, alone or with others, while an employee of the Company which are related to the business of the Company and the Affiliates shall be and become the sole property of the Company, unless released in writing by the Board, and the Executive hereby assigns any and all rights therein or thereto to the Company.
          (d) Nondisparagement. During the Employment Term and thereafter, the Executive shall not take any action to disparage or criticize the Company or any Affiliate or their respective employees, directors, owners or customers or to engage in any other action that injures or hinders the business relationships of the Company or any Affiliate. Nothing contained in this Section 5(d) shall preclude the Executive from enforcing his rights under this Agreement.
          (e) Return of Company Property. All Confidential Information, files, records, correspondence, memoranda, notes or other documents (including, without limitation, those in computer-readable form) or property relating or belonging to the Company or an Affiliate, whether prepared by the Executive or otherwise coming into his possession in the course of the performance of his services under this Agreement, shall be the exclusive property of the Company and shall be delivered to the Company, and not retained by the Executive (including, without limitations, any copies thereof), promptly upon request by the Company and, in any event, promptly upon termination of the Employment Term.
          (f) Enforcement. The Executive acknowledges that a breach of his covenants contained in this Section 5 may cause irreparable damage to the Company and the Affiliates, the exact amount of which would be difficult to ascertain, and that the remedies at law for any such breach or threatened breach would be inadequate. Accordingly, the Executive agrees that if he breaches or threatens to breach any of the covenants contained in this Section 5, in addition to any other remedy which may be available at law or in equity, the Company and the Affiliates shall be entitled to specific performance and injunctive relief to prevent the breach or any threatened breach thereof without bond or other security or a showing that monetary damages will not provide an adequate remedy.
          (g) Scope of Covenants. The Company and the Executive further acknowledge that the time, scope, geographic area and other provisions of this Section 5 have been specifically negotiated by sophisticated commercial parties and agree that all such provisions are reasonable under the circumstances of the activities contemplated by this Agreement. In the event that the agreements in this Section 5 shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area or by reason of their being too extensive in any other respect, they shall be interpreted to extend only over the maximum period of time for which they may be enforceable and/or over the maximum geographical area as to which they may be enforceable and/or to the maximum extent in all other respects as to which they may be enforceable, all as determined by such court in such action.
     6. Termination. The employment of the Executive hereunder shall automatically terminate at the end of the Employment Term. The employment of the Executive hereunder and the Employment Term may also be terminated at any time by the Company with or without Cause. For purposes of this Agreement, “Cause” shall mean: (i) embezzlement, theft or misappropriation by the Executive of any property of the Company or an Affiliate; (ii) any breach by the Executive of the Executive’s covenants under Section 5; (iii) any breach by the Executive of any other provision of this Agreement which breach is not cured, to the extent susceptible to cure, within fourteen (14) days after the Company has given written notice to the Executive describing such breach; (iv) failure or refusal by the Executive to perform any directive of the Board or the duties of his employment hereunder which continues for a period of fourteen (14) days following notice thereof by the Company to the Executive; (v) any act by the Executive constituting a felony or otherwise involving theft, fraud, dishonesty, misrepresentation or moral turpitude; (vi) conviction of, or plea of nolo contendere (or a similar plea) to, any criminal offense; (vii) gross negligence or willful misconduct on the part of the Executive in the performance of his duties as an employee, officer or director of the Company or an Affiliate; (viii) the Executive’s breach of his fiduciary obligations, or disloyalty, to the Company or an Affiliate; (ix) any act or omission to act of the Executive intended to harm or damage the business, property, operations, financial condition or reputation of the Company or any Affiliate; (x) any chemical dependence of the Executive which adversely affects the performance of his duties and responsibilities to the Company or an Affiliate; or (xi) the Executive’s violation of the Company’s or an Affiliate’s code of ethics, code of business conduct or similar policies applicable to the Executive, including but not limited to, the Company’s Code of Ethics for the Chief Executive Officer and the Senior Financial Officers. The existence or non-existence of Cause shall be determined in good faith by the Board. The employment of the Executive may also be terminated at any time by the Executive by notice of resignation delivered to the Company not less than ninety (90) days prior to the effective date of such resignation.
     7. Severance. (a) Except as otherwise provided in Section 8, if the Executive’s employment hereunder is terminated during the Employment Term (1) by the Company other than for Cause and not due to disability (as determined in the good faith discretion of the Board), death or expiration of the Employment Term following notice by the Company not to extend the Employment Term in accordance with Section 3, or (2) by the Executive for Good Reason, the Executive shall be entitled to receive as severance: (i) an amount equal to the Executive’s base salary as in effect immediately prior to the date of the Executive’s termination of employment for the longer period of twelve (12) months or the remaining Employment Term, payable in equal installments in accordance with the Company’s payroll procedures during such applicable period following the date of the Executive’s termination), and (ii) if such termination occurs on or after January 1, 2007, a pro rata portion (based on the number of days the Executive was employed by the Company during the calendar year of termination) of any annual incentive bonus otherwise payable in accordance with Section 4(b)(1) for the year of termination of the Executive’s employment, payable no earlier than the date on which such bonus, if any, would have been paid under the applicable plan or policy of the Company absent such termination of employment. If the Executive’s employment terminates otherwise than as described in the immediately preceding sentence, the Executive shall not be entitled to any severance, termination pay or similar compensation or benefits. As a condition of receiving any severance for which he otherwise qualifies under this Section 7, or any payment described in Exhibit B of this Agreement, the Executive agrees to execute, deliver and not revoke a general release of the Company and its subsidiaries and their respective affiliates and their respective employees, officers, directors, owners and members from any and all claims, obligations and liabilities of any kind whatsoever arising from or in connection with the Executive’s employment or termination of employment with the Company or any of its subsidiaries or affiliates or this Agreement (including, without limitation, civil rights claims) or otherwise, in such form as is requested by the Company. The Executive acknowledges and agrees that, except as specifically described in this Section 7 or Exhibit B of this Agreement, all of the Executive’s rights to any compensation, benefits, bonuses or severance from the Company and its subsidiaries and affiliates after termination of the Employment Term shall cease upon such termination.
          (b) For purposes of this Agreement, “Good Reason” shall mean the occurrence, without the Executive’s consent, of any of the following events: (i) an action by the Company resulting in a material adverse change in the Executive’s reporting responsibilities or a material diminution in the Executive’s duties or direct reports; or (ii) a material breach of any material provision of this Agreement by the Company (which is not in connection with the termination of the Executive’s employment for Cause or due to the Executive’s Disability); provided, however, that the occurrence of any event described in clause (i) or (ii) of this Section 7(b)(1) may only constitute Good Reason if the relevant circumstances or conditions are not remedied by the Company within thirty (30) days after receipt by the Company of written notice thereof from the Executive.
     8. Limitation on Payments and Benefits. Notwithstanding any provision of this Agreement to the contrary, no amount or benefit shall be paid or provided under this Agreement to an extent or in a manner that would result in payments or benefits (or other compensation) not being fully deductible by the Company or an Affiliate for federal income tax purposes because of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision thereto (or that would result in the Executive being subject to the excise tax imposed by Section 4999 of the Code, or any successor provision thereto). The determination of whether any such payments or benefits to be provided under this Agreement or otherwise would not be so deductible (or whether the Executive would be subject to such excise tax) shall be made at the expense of the Company, if requested by either the Executive or the Company, by a firm of independent accountants or a law firm selected by the Company and reasonably acceptable to the Executive. The Company and the Executive shall cooperate to submit for approval by the shareholders of the Company, AMH or another applicable Affiliate, in accordance with Section 280G(b)(5) of the Code, payments and benefits that may be made or provided to the Executive that may otherwise be considered “parachute payments,” as defined in Section 280G(b)(2) of the Code. In the event that any payment or benefit intended to be provided under this Agreement or otherwise would constitute a “parachute payment,” as defined in Section 280G of the Code, the Executive shall be entitled to designate the payments and/or benefits to be reduced or modified so that the Company or an Affiliate is not denied any federal income tax deductions for any such parachute payment because of Section 280G of the Code (or so that the Executive is not subject to the excise tax imposed by Section 4999 of the Code). The Company shall provide the Executive with all information reasonably requested by the Executive to permit the Executive to make such designation. In the event that the Executive fails to make such designation within ten (10) business days after the date his employment with the Company or an Affiliate terminates, the Company may effect such reduction in any manner it deems appropriate.
     9. Notice. Any notices required or permitted hereunder shall be in writing and shall be deemed to have been given when personally delivered or when mailed, certified or registered mail, or sent by reputable overnight courier, postage prepaid, to the addresses set forth as follows:

If to the Company:	Associated Materials Incorporated 3773 State Road Cuyahoga Falls, Ohio 44223

With copies to:	Harvest Partners, LLC 280 Park Avenue, 33rd Floor New York, New York 10017 Attention: Ira D. Kleinman

and	Investcorp International Inc. 280 Park Avenue, 36th Floor New York, New York 10017 Attention: Thomas Sullivan

and

White & Case LLP 1155 Avenue of the Americas New York, New York 10036 Attention: Oliver C. Brahmst, Esq.

If to the Executive:	Thomas Chieffe 9315 Nighthawk Way Chagrin Falls, Ohio 44023

With a copy to:	McSherry, Patton and Toumert 178 East Washington Street Chagrin Falls, Ohio 44022 Attention: Mary Jo Paulett-Toumert, Esq.
or to such other address as shall be furnished in writing by either party to the other party; provided that such notice or change in address shall be effective only when actually received by the other party.

     10. General.
          (a) Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York applicable to contracts executed and to be performed entirely within said State.
          (b) Construction and Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired, and the parties undertake to implement all efforts which are necessary, desirable and sufficient to amend, supplement or substitute all and any such invalid, illegal or unenforceable provisions with enforceable and valid provisions which would produce as nearly as may be possible the result previously intended by the parties without renegotiation of any material terms and conditions stipulated herein.
          (c) Assignability. The Executive may not assign his interest in or delegate his duties under this Agreement. This Agreement is for the employment of the Executive, personally, and the services to be rendered by him under this Agreement must be rendered by him and no other person. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the Company and its successors and assigns. Without limiting the foregoing and notwithstanding anything else in this Agreement to the contrary, the Company may assign this Agreement to, and all rights hereunder shall inure to the benefit of, any subsidiary of the Company or any person, firm or corporation resulting from the reorganization of the Company or succeeding to the business or assets of the Company by purchase, merger, consolidation or otherwise.
          (d) Warranty by the Executive. The Executive represents and warrants to the Company that the Executive is not subject to any contract, agreement, judgment, order or decree of any kind, or any restrictive agreement of any character, that restricts the Executive’s ability to perform his obligations under this Agreement or that would be breached by the Executive upon his performance of his duties pursuant to this Agreement, and the Executive shall indemnify and hold harmless the Company and the Affiliates from and against any and all liabilities, losses, claims, obligations or the like arising from or in connection with any breach of, or inaccuracy in, the Executive’s representations and warranties contained in this sentence.
          (e) Compliance with Rules and Policies. The Executive shall perform all services in accordance with the lawful policies, procedures and rules established by the Company and the Board. In addition, the Executive shall comply with all laws, rules and regulations that are generally applicable to the Company or its subsidiaries and their respective employees, directors and officers.
          (f) Withholding Taxes. All amounts payable hereunder shall be subject to the withholding of all applicable taxes and deductions required by any applicable law.
          (g) Entire Agreement; Modification. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, supersedes all prior agreements and undertakings, both written and oral, and may not be modified or amended in any way except in writing by the parties hereto.

          (h) Duration. Notwithstanding the Employment Term hereunder, this Agreement shall continue for so long as any obligations remain under this Agreement.
          (i) Survival. The covenants set forth in Section 5 and the parties’ respective rights and obligations under Section 8 shall survive and shall continue to be binding upon the Executive and the Company as the case may be, notwithstanding the termination or expiration of this Agreement or the termination of the Executive’s employment following a Change in Control for any reason whatsoever.
          (j) Waiver. No waiver by either party hereto of any of the requirements imposed by this Agreement on, or any breach of any condition or provision of this Agreement to be performed by, the other party shall be deemed a waiver of a similar or dissimilar requirement, provision or condition of this Agreement at the same or any prior or subsequent time. Any such waiver shall be express and in writing, and there shall be no waiver by conduct. Pursuit by either party of any available remedy, either in law or equity, or any action of any kind, does not constitute waiver of any other remedy or action. Such remedies are cumulative and not exclusive.
          (k) Counterparts. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.
          (l) Section References. The words Section and paragraph herein shall refer to provisions of this Agreement unless expressly indicated otherwise.
              IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have hereunto executed this Agreement as of the day and year first written above.

ASSOCIATED MATERIALS INCORPORATED
Date: August 21, 2006	By:	/s/ D. Keith LaVanway
		Name:	D. Keith LaVanway
		Title:	Vice President — Finance Chief Financial Officer, Treasurer and Secretary

THOMAS CHIEFFE
Date: August 21, 2006	/s/ Thomas Chieffe

Exhibit A
Annual Incentive Bonus
     The Executive’s annual incentive bonus for each calendar year during the Employment Term, commencing with calendar year 2006, shall be a percentage of the Executive’s base salary based upon achievement by AMH of annual EBITDA Hurdles with respect to the applicable calendar year, as follows:

Achievement of EBITDA Hurdles	Percentage of Base Salary
Less than threshold	Zero
Threshold	20.00%
Target	100.00%
Maximum	150.00%
          If the actual EBITDA for a particular calendar year is between two EBITDA Hurdles, the applicable percentage of base salary shall be determined by linear interpolation based on the difference between such EBITDA Hurdles. For the avoidance of doubt, in no event shall the annual incentive bonus exceed 150% of base salary.
          Notwithstanding the foregoing to the contrary:
          (a) the Executive’s annual incentive bonus for calendar year 2006 shall be $250,000, and
          (b) the Executive’s annual incentive bonus for calendar year 2007 shall be not less than 50% of base salary.
          For purposes of the Executive’s annual incentive bonus and the computation thereof:
1.	Base salary shall mean the annual rate of base salary in effect under this Agreement as of April 1 of the calendar year to which the bonus relates.
2.	“EBITDA Hurdle” shall mean threshold, target and maximum amounts of EBITDA with respect to a calendar year, as determined in good faith by the Board. EBITDA Hurdles shall be adjusted consistent with the definition of EBITDA, in the discretion of the Board.
3.	“EBITDA” shall mean the consolidated net income of AMH, adjusted to exclude deduction of interest expense (net of interest income), income taxes, depreciation and amortization and the “Harvest Fee” pursuant to the Management Agreement, dated as of April 19, 2002, between Harvest Partners, LLC and Associated Materials Incorporated,

as amended from time to time, and to exclude gain or loss from sale of capital assets, and including deduction of all bonuses paid or accrued with respect to the Executive and all other officers and employees of AMH and its subsidiaries (including, without limitation, the Executive’s bonuses under this Agreement), for the relevant calendar year, calculated otherwise in accordance with generally accepted accounting principles, subject to any adjustments made in good faith by the Board. EBITDA shall be determined by the Company’s management, subject to audit or review by AMH’s external accountants and approval, in good faith, by the Board. EBITDA shall exclude, without duplication, any transaction- or merger-related costs which are expensed rather than capitalized; any revenue, expense, gain or loss from operations divested during the relevant calendar year; the effect of inventory write-ups made due to purchase accounting; and any other non-recurring, extraordinary items subject to approval, in good faith, by the Board. EBITDA shall be adjusted to reflect acquisitions, divestitures and other similar transactions involving AMH or its subsidiaries, in the discretion of the Board.
4.	Any annual incentive bonus to which the Executive is entitled under Exhibit A of this Agreement for any calendar year shall be paid in a cash lump-sum within thirty days following the close of AMH’s books and completion of AMH’s annual audit by its external accountants for such calendar year but in any event shall not be paid later than March 15 of the calendar year immediately following the calendar year to which the bonus relates.
The Executive’s entitlement to an annual incentive bonus shall be determined by the Board in good faith in accordance with this Exhibit A.

Exhibit B
Equity-Based Bonus Arrangements
I. Initial Performance-Based Bonus
     If the Executive has been continuously employed by the Company through December 31, 2006, the Executive will become entitled to receive an initial performance-based bonus in the amount of $1,500,000, provided that the Executive is thereafter continuously employed by the Company through December 31, 2007, or such continuous employment during calendar year 2007 is terminated by the Company without Cause or by the Executive for Good Reason. Such initial performance-based bonus will be payable in a cash lump-sum within thirty (30) days following a Liquidity Event (as defined below).
II. Long-Term Performance-Based Bonus
     As of December 31 of each calendar year 2007 through 2011, the Executive will become entitled to receive a long-term performance-based bonus in the amount of $2,000,000 if (a) the Executive has been continuously employed by the Company through December 31 of such calendar year, and (b) the applicable EBITDA target set forth below for such calendar year is achieved:

Year	EBITDA Targets
2007	$150,000,000
2008	$165,000,000
2009	$180,000,000
2010	$195,000,000
2011	$210,000,000
     If there is a shortfall of actual EBITDA below target EBITDA for the applicable year, but actual EBITDA exceeds target EBITDA for any succeeding calendar year set forth above and such excess is greater than or equal to such shortfall, the Executive will become entitled to receive the amount of the long-term performance-based bonus that was not earned for the calendar year of such shortfall, provided that the Executive has been continuously employed by the Company through December 31 of such succeeding calendar year. Any such excess EBITDA will be applied first to any such shortfall for the immediately preceding calendar year, and then to any such shortfall for any prior calendar year or years in reverse chronological order. No such missed long-term performance-based bonuses may be earned after December 31, 2011. EBITDA targets will be adjusted to reflect acquisitions, divestitures and other similar transactions involving AMH or its subsidiaries, in the discretion of the Board.
     Upon the occurrence of a Liquidity Event after December 31, 2006, provided that the Executive is continuously employed by the Company through the date of such Liquidity Event,

any long-term performance-based bonuses that have not been earned as described above prior to such Liquidity Event are accelerated upon such Liquidity Event if and to the extent the Equity Value determined as of such Liquidity Event satisfies the following conditions:

Equity Value	Long-Term Performance-Based Bonus
At least equal to $550,000,000	One-half of such remaining long-term performance-based bonuses are payable
At least equal to $750,000,000	The other one-half of such remaining long-term performance-based bonuses are payable
     Any long-term performance-based bonus earned prior to or as a result of a Liquidity Event shall be paid in a cash lump-sum within thirty (30) days following the Liquidity Event.
III. Incentive Transaction Bonus
     Provided that the Executive has been continuously employed by the Company through the date of a Liquidity Event occurring after December 31, 2006, the Executive will be eligible to receive an incentive transaction bonus, in an amount based upon the Equity Value (as defined below) determined as of such Liquidity Event as follows:

Equity Value Hurdles	Incentive Transaction Bonus
Less than $550,000,000	Zero
$550,000,000	$3,000,000
$750,000,000	$7,000,000
$900,000,000	$10,000,000
     The incentive transaction bonus amounts set forth above are noncumulative. If the actual Equity Value is between two Equity Value Hurdles, the applicable amount of the incentive transaction bonus payable shall be determined by linear interpolation based on the difference between such Equity Value Hurdles. Notwithstanding the foregoing, if the actual Equity Value is less than $550,000,000, the bonus shall be zero, and if the actual Equity Value is greater than $900,000,000, the incentive transaction bonus shall be computed on a consistent basis and consistently with the Equity Value Hurdles stated above.
     Any incentive transaction bonus to which the Executive is entitled shall be paid in a cash lump-sum within thirty (30) days following the Liquidity Event.
IV. General
     Subject to the following paragraph, none of the equity-based bonuses described in this Exhibit B shall be paid unless and until a Liquidity Event occurs. The Executive’s entitlement to the equity-based bonuses shall be determined by the Board in good faith in accordance with this Exhibit B. Following a Liquidity Event, and payment of any equity-based bonuses to which the Executive is entitled, this Exhibit B shall automatically terminate, and the Executive and the Company shall have no further rights or obligations thereunder.
     Notwithstanding anything in this Agreement to the contrary, if a Liquidity Event that is not a Qualified Liquidity Event occurs, and payment of a bonus constituting deferred compensation subject to Section 409A of the Code would otherwise be made or commence on or following such Liquidity Event, (a) the vesting of such bonus will accelerate in accordance with the foregoing terms, (b) such payment will not be made or commence prior to the earliest date on which Section 409A of the Code permits such payment to be made or commence without additional taxes or penalties under Section 409A of the Code, and (c) in the event any such payment is deferred in accordance with the immediately preceding clause (b), such payment that would have been made prior to the deferred payment or commencement date, but for Section 409A of the Code, shall be paid on such earliest payment or commencement date.
For purposes of the Executive’s equity-based bonus arrangements described in this Exhibit B and the computation thereof:
1.	“EBITDA” shall have the meaning set forth in Exhibit A of this Agreement.
2.	“Equity Value” shall mean the net cash proceeds distributed to shareholders of AMH upon a Liquidity Event after extinguishment and/or assumption of indebtedness and related debt extinguishment premiums and payment of all related transaction fees and expenses.
3.	“Liquidity Event” shall mean the occurrence of either of the events described in paragraphs (A) and (B) below:
(A)	a transaction or series of transactions (whether structured as a stock sale, merger, consolidation, reorganization, asset sale or otherwise) which results in the sale or transfer of more than a majority of the assets of AMH and its subsidiaries (determined based on value) or of a majority of the capital stock of AMH to a person other than the Investors or their affiliates; or

(B)	a widely distributed sale of the common stock of AMH in an underwritten public offering pursuant to an effective registration statement filed with the Securities and Exchange Commission which yields at least $150,000,000 of net proceeds to AMH.
4.	“Investors” shall mean all of the following persons collectively: Harvest Partners III, L.P., Harvest Partners III Beteiligungsgesellschaft Bürgerlichen Rechts (mit Haftungsbeschränkung), Harvest Partners IV, L.P., Harvest Partners IV GmbH & Co. KG, AM Holdings Limited, AM Equity Limited, AM Investments Limited, Associated Equity Limited and Associated Investments Limited.
5.	“Qualified Liquidity Event” shall mean a Liquidity Event that qualifies as a change in the ownership or effective control of AMH, or in the ownership of a substantial portion of the assets of AMH, within the meaning of Code Section 409A(a)(2)(A)(v).